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                                                            March 6, 1997

Samuel W. Morris, Jr.
Vice President - General Counsel
Lenfest Communications, Inc.
200 Cresson Boulevard
P. O. Box 989
Oaks, Pa   19456-0989

Re: LCI Indemnity of H. F. Lenfest on Australis Movie Studio Agreements

Dear Sam:

In consideration of the indemnity by Lenfest New Jersey, Inc., Lenfest York, Inc., Lenfest Raystay, Inc. and MicroNet, Inc. (to the extent MicroNet may incur the indebtedness created by providing the indemnity without creating a default under its borrowing agreements) of me for any loss I may suffer in making good my personal guarantee to the movie studios under their license agreements with Australis Media Limited, I release LCI and the Restricted Subsidiaries from their indemnification obligation to me under the AML Movie Studio Guaranty Liability until the last to occur of September 30, 1997 or the last day of any fiscal quarter when the funding of such indemnity would not cause LCI to be in default under the Agreement.

Capitalized terms not defined herein have the meaning given in the Credit Agreement, dated as of June 27, 1996, among LCI and the banks party thereto.

In my absence, please prepare the necessary legal documentation to reflect this arrangement, but in any event, LCI is released from its indemnity obligations as of today.

                                                      Sincerely yours,

                                                      /s/  H. F. (Gerry) Lenfest

                                                      H. F. (Gerry) Lenfest

cc:  H. Brooks
     M. Bryla
     T. K. Pasch, Esq.
     M. Glass, Toronto Dominion Bank
     B. Collins, Toronto Dominion Bank